PECO ENERGY COMPANY


                                   AND


                  First Union National Bank, as Trustee


                            THIRD SUPPLEMENTAL
                                INDENTURE


                      Dated as of ___________, 1998

                                    to

                                INDENTURE

                         Dated as of July 1, 1994


                      Providing for the Issuance of


        __% Subordinated Deferrable Interest Debentures, Series D

                            TABLE OF CONTENTS

                                                                       Page


ARTICLE 1     DEFINITIONS AND INCORPORATION BY REFERENCE . . . . . . . .  2
    SECTION 1.01.  Definitions . . . . . . . . . . . . . . . . . . . . .  2

ARTICLE 2     THE SERIES D SUBORDINATED DEBT SECURITIES. . . . . . . . .  3
    SECTION 2.01.  Form of the Series D Subordinated Debt
                   Securities; Denominations . . . . . . . . . . . . . .  3

ARTICLE 3     REDEMPTION . . . . . . . . . . . . . . . . . . . . . . . .  4
    SECTION 3.01.  Redemption; Notice to Trustee . . . . . . . . . . . .  4
    SECTION 3.02.  Compliance with Terms of Indenture. . . . . . . . . .  4

ARTICLE 4      EXTENSION PERIOD. . . . . . . . . . . . . . . . . . . . .  5
    SECTION 4.01.  Limitation on Right of Company to Extend
                   Interest Payment Period . . . . . . . . . . . . . . .  5

ARTICLE 5     CONCERNING THE TRUSTEE . . . . . . . . . . . . . . . . . .  5
    SECTION 5.01.  Not Responsible for Recitals. . . . . . . . . . . . .  6
    SECTION 5.02.  Qualification Under Trust Indenture Act of
                   1939. . . . . . . . . . . . . . . . . . . . . . . . .  6

ARTICLE 6     MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . .  6
    SECTION 6.01.  Trust Indenture Act Controls. . . . . . . . . . . . .  6
    SECTION 6.02.  Severability Clause . . . . . . . . . . . . . . . . .  6
    SECTION 6.03.  Governing Law . . . . . . . . . . . . . . . . . . . .  6
    SECTION 6.04.  No Recourse Against Others. . . . . . . . . . . . . .  7
    SECTION 6.05.  Use of Term "Trustee" . . . . . . . . . . . . . . . .  7
    SECTION 6.06.  Confirmation of Original Indenture. . . . . . . . . .  7
    SECTION 6.07.  Successors. . . . . . . . . . . . . . . . . . . . . .  7
    SECTION 6.08.  Multiple Original Copies of this Indenture. . . . . .  7
    SECTION 6.09.  Table of Contents; Headings, Etc. . . . . . . . . . .  7
    SECTION 6.10.  Benefits of the Indenture . . . . . . . . . . . . . .  8
    SECTION 6.11.  Date of Indenture . . . . . . . . . . . . . . . . . .  8
    SECTION 11.02. Notices . . . . . . . . . . . . . . . . . . . . . . .  8

                                   (i)

         THIRD SUPPLEMENTAL INDENTURE, dated as of __________, 1998, by and between PECO Energy Company, a Pennsylvania corporation (the "Company"), and First Union National Bank, a national association, as successor Trustee, to an Indenture, dated as of July 1, 1994 (the "Original Indenture"), by and between the Company and Meridian Trust Company, the original Trustee, which was supplemented by a First Supplemental Indenture (the "First Supplemental Indenture") dated as of December 1, 1995 and a Second Supplemental Indenture (the "Second Supplemental Indenture") dated as of June 1, 1997 (the Original Indenture, as supplemented, the "Indenture").

         WHEREAS, the Company has formed a wholly owned subsidiary, PECO Energy Capital Corp., which is the general partner of PECO Energy Capital, L.P., a Delaware limited partnership ("PECO Energy Capital"), to issue in series from time to time its limited partner interests ("Preferred Securities") and to loan the proceeds thereof, together with the investment by PECO Energy Capital Corp. in PECO Energy Capital, to the Company and to effect other similar arrangements.

         WHEREAS, the Company has duly executed and delivered to the Trustee the Original Indenture to provide for the issuance of one or more series of deferrable interest subordinated debentures (herein sometimes called the "Debentures"), issuable as in the Indenture provided, and authorized and issued the initial series of Debentures which were designated therein as the 9% Deferrable Interest Subordinated Debentures, Series A.

         WHEREAS, the Company has duly executed and delivered to the Trustee the First Supplemental Indenture authorizing and providing for the issuance of the second series of Debentures which were designated the 8.72% Deferrable Interest Subordinated Debentures, Series B.

         WHEREAS, the Company has duly executed and delivered to the Trustee the Second Supplemental Indenture authorizing and providing for the issuance of the third series of Debentures which were designated the 8% Deferrable Interest Subordinated Debentures, Series C.

         WHEREAS, the Company desires to authorize and to effect the issuance of a fourth series of Debentures in an aggregate principal amount of $80,520,619 and to designate such series __% Subordinated Deferrable Interest Debentures, Series D (the "Series D Subordinated Debt Securities") under this Third Supplemental Indenture.

         WHEREAS, all things necessary to make the Series D Subordinated Debt Securities when duly issued and executed by the Company and authenticated and delivered hereunder, the valid obligations of the Company, and to make this Third Supplemental

Indenture a valid and binding agreement of the Company, in accordance with its terms, have been done.


         NOW THEREFORE:

         Each of the Company and the Trustee, intending to be legally bound hereby, agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Series D Subordinated Debt Securities:


                                ARTICLE 1
                DEFINITIONS AND INCORPORATION BY REFERENCE


SECTION 1.01. DEFINITIONS.

         "Additional Interest", with respect to the Series D Subordinated Debt Securities, means amounts, if any, which PECO Energy Capital would be required to pay as taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, with respect to the Series D Subordinated Debt Securities.

         "Issue Date" means ___________, 1998.

         "Series D Subordinated Debt Securities" means any of the Company's __% Subordinated Deferrable Interest Debentures,
Series D issued under this Third Supplemental Indenture.

         "Series D Subordinated Debt Securityholder" or "Series
D Holder" means a Person in whose name a Series D Subordinated
Debt Security is registered on the Registrar's books.

         "Series D Preferred Securities" means the __%
Cumulative Preferred Securities, Series D, representing limited partner interests of PECO Energy Capital.

         Unless otherwise defined herein, all other capitalized terms used herein have the meanings set forth in the Original
Indenture.

                                ARTICLE 2
                THE SERIES D SUBORDINATED DEBT SECURITIES


SECTION 2.01. FORM OF THE SERIES D SUBORDINATED DEBT SECURITIES;
              DENOMINATIONS.

         The Series D Subordinated Debt Securities and the Trustee's certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The terms and provisions contained in the Series D Subordinated Debt Securities, a form of which is annexed hereto as Exhibit A, shall constitute, and are hereby expressly made, a part of this Third Supplemental Indenture. The Company and the Trustee, by their execution and delivery of this Third Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

         The Trustee shall authenticate and make available for delivery the Series D Subordinated Debt Securities for original issuance in the aggregate principal amount of $80,520,619 to evidence the Company's obligation with respect to the loan from PECO Energy Capital, upon receipt by the Trustee of a Board of Directors resolution and a written order of the Company signed by two Officers of the Company, but without any further action by the Company. Such order shall specify the amount of the Series D Subordinated Debt Securities to be authenticated and the date on which the original issuance of Series D Subordinated Debt Securities is to be authenticated and delivered to evidence the Company's obligation with respect to the loan from PECO Energy Capital. The aggregate principal amount of Series D Subordinated Debt Securities outstanding at any time may not exceed $80,520,619 except as provided in Section 2.09 of the Original Indenture.

         The Series D Subordinated Debt Securities shall be issuable only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof.

SECTION 2.09. REPLACEMENT DEBENTURES.

         If (a) any mutilated Debenture is surrendered to the Company or the Trustee, or (b) the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Debenture, and there is delivered to the Company and the Trustee such Debenture or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Company or the Trustee that such Debenture has been acquired by a protected purchaser, the Company shall execute in exchange for any such mutilated Debenture or in lieu of any such destroyed, lost or stolen Debenture, a new Debenture of like tenor and principal amount, bearing a number not contemporaneously outstanding, and the Trustee shall authenticate and make such new Debenture available for delivery.

         In case any such mutilated, destroyed, lost or stolen Debenture has become or is about to become due and payable, or is about to be redeemed by the Company pursuant to Article 3 hereof, the Company in its discretion may, instead of issuing a new Debenture, pay or purchase such Debenture, as the case may be.

         Upon the issuance of any new Debentures under this
Section 2.09, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) in connection therewith.

         Every new Debenture issued pursuant to this Section
2.09 in lieu of any mutilated, destroyed, lost or stolen Debenture shall constitute an original additional contractual obligation of the Company whether or not the mutilated, destroyed, lost or stolen Debenture shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and ratable with any and all other Debentures duly issued hereunder.

         The provisions of this Section 2.09 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Debentures.


                                ARTICLE  3
                                REDEMPTION


SECTION 3.01. REDEMPTION; NOTICE TO TRUSTEE.

         (a) The Series D Subordinated Debt Securities are subject to redemption prior to maturity as provided in the form thereof attached hereto as Exhibit A.

         (b) If any or all of the Series D Subordinated Debt Securities are to be redeemed pursuant to paragraph (a) above, in addition to the notices required by the Original Indenture, the Company shall give notice by first class mail, postage prepaid, to the Trustee at least 40 days prior to the date of such redemption. Any such notice of redemption shall state the date and price of redemption.

SECTION 3.02.  COMPLIANCE WITH TERMS OF INDENTURE.

         In case the Company shall desire to exercise such right to redeem all or any part of said Series D Subordinated Debt Securities as hereinbefore provided, it shall comply with all the terms and provisions of Article III of the Original Indenture applicable thereto, and such redemption shall be made under and subject to the terms and provisions of said Article III and in the manner and with the effect therein provided, but at the time or times and at the respective redemption rates and upon mailing of notice, all as hereinbefore set forth in Section 3.01 of this Article.


                                 ARTICLE 4
                              EXTENSION PERIOD

SECTION 4.01. LIMITATION ON RIGHT OF COMPANY TO EXTEND INTEREST
              PAYMENT PERIOD.

              (b) Notwithstanding paragraph (a) of this Section 4.01 or any other provision herein to the contrary, the Company shall have the right in its sole and absolute discretion at any time and from time to time while the Debentures are outstanding, so long as an Event of Default has not occurred and is continuing, to extend the interest payment period for up to 60 consecutive months, provided that such extended interest period shall not extend beyond the stated maturity date or redemption date of any series of Debentures, and provided further that at the end of each Extension Period, the Company shall pay all interest then accrued and unpaid (provided that with respect to any series of Debentures payable other than on a monthly basis, the Company shall, at the end of each Extension Period, pay all interest then accrued and payable) (together with interest thereon compounded daily to the extent permitted by applicable law at the rate per annum borne by the Debentures). Prior to the termination of an Extension Period, the Company may shorten or may further extend the interest payment period, provided that such Extension Period together with all such further extensions may not exceed 60 months. The Company shall give the Trustee notice of its selection of such extended or shortened interest payment period at least one Business Day prior to the earlier of (i) the date selected by the Company to make the interest payment or (ii) the date PECO Energy Capital is required to give notice of the record or payment date of such related distribution to any national securities exchange on which the Preferred Securities are then listed or other applicable self-regulatory organization, but in any event not less than two Business Days prior to such record date fixed by the Company for the payment of such interest. The Company shall give or cause the Trustee to give such notice of the Company's selection of such extended interest payment period to the Holders.


                                ARTICLE 5
                          CONCERNING THE TRUSTEE

         The Trustee hereby reaffirms acceptance of the trust herein declared and provided and agrees to perform the same upon the terms and conditions set forth in the Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and this Third Supplemental Indenture, and upon the following terms and conditions:

SECTION 5.01. NOT RESPONSIBLE FOR RECITALS.

         The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or the due execution thereof by the Company or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

SECTION 5.02. QUALIFICATION UNDER TRUST INDENTURE ACT OF 1939.

         The Trustee hereby acknowledges that the Company proposes to qualify this Third Supplemental Indenture under the Trust Indenture Act of 1939, as amended.


                                ARTICLE 6
                              MISCELLANEOUS


SECTION 6.01. TRUST INDENTURE ACT CONTROLS.

         If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with the duties imposed by operation of subsection (c) of Section 318 of the TIA, the imposed duties shall control. The provisions of Sections 310 to 317, inclusive, of the TIA that impose duties on any Person (including provisions automatically deemed included in an indenture unless the indenture provides that such provisions are excluded) as a part of and govern this Third Supplemental Indenture, except as, and to the extent, they are expressly excluded from this Third Supplemental Indenture, as permitted by the TIA.

SECTION 6.02. SEVERABILITY CLAUSE.

         If any provision in this Third Supplemental Indenture or in the Series D Subordinated Debt Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 6.03. GOVERNING LAW.

         This Third Supplemental Indenture and the Series D Subordinated Debt Securities shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania as applied to contracts made and performed within the Commonwealth of Pennsylvania, without regard to its principles of conflicts of laws.

SECTION 6.04. NO RECOURSE AGAINST OTHERS.

         No director, officer, employee or stockholder, as such, of the Company shall have any liability for any obligations of the Company under the Series D Subordinated Debt Securities or this Third Supplemental Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.
By accepting a Series D Subordinated Debt Security, each Series D Subordinated Debt Securityholder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issuance of the Series D Subordinated Debt Securities.

SECTION 6.05.  USE OF TERM "TRUSTEE".

         Unless otherwise clearly required by the context, the term, "Trustee," or any other equivalent term used in this Third Supplemental Indenture shall be held and construed to mean the Trustee under the Indenture for the time being whether the original or a successor Trustee.

SECTION 6.06.  CONFIRMATION OF ORIGINAL INDENTURE.

         As supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and this Third Supplemental Indenture, the Original Indenture, is in all respects ratified and confirmed, and this Third Supplemental Indenture shall be read, taken and construed as a part of the Indenture so that all of the rights, remedies, terms, conditions, covenants and agreements of the Indenture shall apply and remain in full force and effect with respect to this Third Supplemental Indenture and to the Series D Subordinated Debt Securities issued hereunder.

SECTION 6.07. SUCCESSORS.

         All agreements of the Company in this Third
Supplemental Indenture and the Series D Subordinated Debt
Securities shall bind its successors and assigns. All agreements of the Trustee in this Third Supplemental Indenture shall bind its successors and assigns.

SECTION 6.08. MULTIPLE ORIGINAL COPIES OF THIS INDENTURE.

         The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Any signed copy shall be sufficient proof of this Third Supplemental Indenture.

SECTION 6.09. TABLE OF CONTENTS; HEADINGS, ETC.

         The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Third Supplemental

Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 6.10. BENEFITS OF THE INDENTURE.

         Except as expressly provided in Article 10 of the Original Indenture, nothing in this Third Supplemental Indenture or in the Series D Subordinated Debt Securities, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the Series D Holders and the Special Representative, any benefit or any legal or equitable right, remedy or claim under this Third Supplemental Indenture.

SECTION 6.11. DATE OF INDENTURE.

         This Third Supplemental Indenture is dated as of _______, 1998, but was actually executed and delivered on
_______, 1998.

SECTION 11.02. NOTICES.

         Any notice or communication shall be in writing and delivered in person or mailed by first-class mail, postage prepaid, addressed as follows:

              if to the Company:

                   PECO Energy Company
                   2301 Market Street
                   P.O. Box 8699
                   Philadelphia, Pennsylvania 19101
                   Attention: Todd D. Cutler, Esq.
                   Facsimile No.: (215) 841-5743


              if to the Trustee:

                   First Union National Bank
                   Corporate Trust Administration
                   123 S. Broad Street (PA-1249)
                   Philadelphia, Pennsylvania 19109-1199


         The Company or the Trustee, by giving notice to the other, may designate additional or different addresses for subsequent notices or communications. The Company shall notify the holder, if any, of Senior Indebtedness of any such additional or different addresses of which the Company receives notice from the Trustee.

         Any notice or communication given to the Debentureholder other than PECO Energy Capital shall be mailed to the Debentureholder at the Debentureholder's address as it appears on the Register of the Registrar and shall be sufficiently given if mailed within the time prescribed.

         Failure to mail a notice or communication to a Debentureholder or any defect in it shall not affect its sufficiency with respect to other Debentureholders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not received by the addressee.

         If the Company mails a notice or communication to the Debentureholders, it shall mail a copy to the Trustee and each Registrar, Paying Agent or co-Registrar.


                                SIGNATURES

         IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Third Supplemental Indenture on behalf of the respective parties hereto as of the date first above written.


                             PECO ENERGY COMPANY


                             By: ___________________________________

                             Name:     J. Barry Mitchell

                             Title:    Vice President - Finance


                             FIRST UNION NATIONAL BANK,
                             AS TRUSTEE


                             By: ___________________________________

                             Name: _________________________________

                             Title: ________________________________


PECO ENERGY CAPITAL, L.P.

By its General Partner,
PECO Energy Capital Corp.

By: ___________________________________

Name:      J. Barry Mitchell

Title:     President

                                EXHIBIT A

             __% SUBORDINATED DEFERRABLE INTEREST DEBENTURES,
                            SERIES D DUE 2028

No. 1

    PECO Energy Company, a Pennsylvania corporation (the "Company"), which term includes any successor corporation under the Indenture, as defined herein), for value received, hereby promises to pay to PECO Energy Capital, L.P. or registered assigns, the principal sum of Eighty Million Five Hundred Twenty Thousand Six Hundred Nineteen Dollars ($80,520,619) on ___________, 2028, and to pay interest on said principal sum from
___________, 1998 (the "Issue Date") or from the most recent interest payment date (each such date, an "Interest Payment Date") to which interest has been paid or duly provided for, semiannually in arrears on ____________ and _____________ of each year commencing ____________, 1998 at the rate of __% per annum plus Additional Interest, if any, until the principal hereof shall have become due and payable, and on any overdue principal and premium, if any, and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum. If at any time PECO Energy Capital, L.P. ("PECO Energy Capital") would be required to pay any taxes, duties or other governmental charges (other than withholding taxes) imposed by the United States or any other taxing authority then, in any such case, the Company also will pay as Additional Interest such amounts as shall be required so that the net amounts received and retained by PECO Energy Capital after paying any such taxes, duties or other governmental charges will not be less than the amounts PECO Energy Capital would have received had no such taxes, duties, assessments or other governmental charges been imposed.

         All capitalized terms used but not otherwise defined herein have the meanings set forth in the Indenture (as defined herein).

         The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series D Subordinated Debt Securities is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the person in whose name this Series D Subordinated Debt Security is registered at the close of business on the regular record date for such interest installment, which shall be __________ and ___________ of each year. Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered holders on such regular record date, and may be paid to the person in whose name this Series D Subordinated Debt Security is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to the registered holders of this series of Debentures not less than ten days prior to such special record date, as more fully provided in the Indenture. The principal of (and premium, if any) and the interest on this Series D Subordinated Debt Security shall be payable at the office or agency of the Company maintained for that purpose in Wilmington, Delaware in any coin or currency of the United States of America which at the time of payment is legal tender for payment of public and private debts; provided however, that payment of interest may be made at the option of the Company by check mailed to the registered holder at such address as shall appear in the Debenture Register. Notwithstanding the foregoing, so long as the holder of this Series D Subordinated Debt Security is PECO Energy Capital, the payment of the principal of (and premium) and interest (including Additional Interest, if any) on this Series D Subordinated Debt Security will be made at such place and to such account as may be designated by PECO Energy Capital.

         The indebtedness evidenced by this Series D
Subordinated Debt Security is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Series D Subordinated Debt Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Series D Subordinated Debt Security, by accepting the same (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on its behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee its attorney-in-fact for any and all such purposes. Each Holder hereof, by its acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

         This Series D Subordinated Debt Security is one of a duly authorized series of Debentures of the Company (herein sometimes referred to as the "Series D Subordinated Debt Securities"), specified in the Indenture, limited in aggregate principal amount as specified in the Indenture, issued under and pursuant to an Indenture dated as of July 1, 1994, between the Company and Meridian Trust Company, as Trustee, as supplemented by a First Supplemental Indenture, dated as of December 1, 1995, a Second Supplemental Indenture, dated as of June 1, 1997 and a Third Supplemental Indenture dated as of _________________, 1998 (as supplemented, the "Indenture") executed and delivered between the Company and First Union National Bank, as successor Trustee to which reference is made to the Indenture for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders of the Series D Subordinated Debt Securities. By the terms of the Indenture, Debentures are issuable in series which may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Indenture.

         The Series D Subordinated Debt Securities are subject to mandatory redemption prior to maturity at 100% of the principal amount thereof plus accrued interest to the redemption date as follows:

           (i)     in whole upon the dissolution of PECO Energy
                   Capital; and

          (ii) in whole or in part upon a redemption of the Series D Preferred Securities, but if in part, in an aggregate principal amount equal to the aggregate stated liquidation preference of the Series D Preferred
                   Securities redeemed.

         In the event of redemption of this Series D
Subordinated Debt Security in part only, a new Series D
Subordinated Debt Security or Securities for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

         In case an Event of Default shall have occurred and be continuing, the principal of all of the Debentures may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

         The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Series D Subordinated
Debt Security upon compliance by the Company with certain conditions set forth therein.

         Subject to certain exceptions in the Indenture which require the consent of every Holder, (i) the Indenture or the Series D Subordinated Debt Securities may be amended with the written consent of the Holders of a majority in aggregate principal amount of the Series D Subordinated Debt Securities at the time outstanding, and (ii) certain defaults or noncompliance with certain provisions may be waived by the written consent of the holders of a majority in aggregate principal amount of the

Series D Subordinated Debt Securities at the time outstanding. Subject to certain exceptions in the Indenture, without the consent of any Debentureholder, the Company and the Trustee may amend the Indenture or the Debentures to cure any ambiguity, defect or inconsistency, to bind a successor to the obligations of the Indenture, to provide for uncertificated Debentures in addition to certificated Debentures, to comply with any requirements of the Debentures or the Securities and Exchange Commission in connection with the qualification of the Indenture under the TIA, or to make any change that does not adversely affect the rights of any Debentureholder. Amendments bind all Holders and subsequent Holders.

         No reference herein to the Indenture and no provision of this Series D Subordinated Debt Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Series D Subordinated Debt Security at the time and place and at the rate and in the money herein prescribed.

           So long as an Event of Default has not occurred and is continuing, the Company shall have the right at any time during the term of the Series
D Subordinated Debt Securities, from time to time to extend the interest payment period of such Series D Subordinated Debt Securities to up to 60 consecutive months (the "Extended Interest Payment Period"), at the end of which period the Company shall pay all interest then accrued and payable (together with interest thereon at the rate specified for the Series D Subordinated Debt Securities to the extent that payment of such interest is enforceable under applicable law); provided that, during such Extended Interest Payment Period the Company shall not declare or pay any dividend on, redeem or purchase any of its capital stock. Prior to the termination of any such Extended Interest Payment Period, the Company may further extend such Extended Interest Payment Period, provided that such Period together with all such further extensions thereof shall not exceed 60 consecutive months. At the termination of any such Extended Interest
Payment Period and upon the payment of all accrued and unpaid interest and any additional amounts then due, the Company may select a new Extended Interest Payment period.

           As provided in the Indenture and subject to certain limitations therein set forth, this Series D Subordinated Debt Security is transferable by the registered holder hereof on the Debenture Register of the Company, upon surrender of this Series D Subordinated Debt Security for registration of transfer at the office or agency of the Registrar accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee duly executed by the registered holder hereof or its attorney duly authorized in writing, and thereupon one or more new Series D Subordinated Debt Securities of authorized denominations and for the same aggregate principal amount and series will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

         Prior to presentment for registration of transfer of this Series D Subordinated Debt Security, the Company, the Trustee, any paying agent and any Debenture Registrar may deem and treat the registered holder hereof as the absolute owner hereof (whether or not this Series D Subordinated Debt Security shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Debenture Registrar) for the purpose of receiving payment of or on account of the principal hereof and premium, if any, and interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any payment agent nor any Debenture Registrar shall be affected by any notice to the contrary.

         No recourse shall be had for the payment of the principal of or the interest on this Series D Subordinated Debt Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released. Series D Subordinated Debt Securities issued are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Series D Subordinated Debt Securities are exchangeable for a like aggregate principal amount of Series D Subordinated Debt Securities of a different authorized denomination, as requested by the Holder surrendering the same.

         This Series D Subordinated Debt Security shall not be valid until an authorized officer of the Trustee manually signs the Trustee's Certificate of Authentication below.

         IN WITNESS WHEREOF, the Company has caused this Series
D Subordinated Debt Security to be signed manually or by facsimile by its duly authorized officers and a facsimile of its corporate seal to be affixed hereto or imprinted hereon.


                                  PECO ENERGY COMPANY
(Seal)
                                  By: __________________________

                                  Name: ________________________

                                  Title: _______________________

Attest:_______________________

Dated: _______________________


TRUSTEE'S CERTIFICATE OF AUTHENTICATION
THIS IS ONE OF THE DEBENTURES REFERRED
TO IN THE WITHIN-MENTIONED INDENTURE.

FIRST UNION NATIONAL BANK, as Trustee

By: ___________________________________
    Name:______________________________
    Title:_____________________________